CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

PLX PHARMA INC.
_______________________________________________

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

IT IS HEREBY CERTIFIED THAT:

1.       The name of the corporation is: PLx Pharma Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 12, 2014.

2.       The amendment to the Certificate of Incorporation of the Corporation effected by this Certificate of Amendment is the change of the Corporation’s name.

3.       To accomplish the foregoing amendment, Article “FIRST” of the Corporation’s Certificate of Incorporation is hereby amended by changing Article “FIRST” thereof so that, as amended, said Article “FIRST” shall be and read, in its entirety, as follows:

“FIRST: The name of the corporation is: PLx Pharma Winddown Corp. (the “Corporation”).”

4.       The foregoing amendment to the Certificate of Incorporation has been duly adopted, and has been duly executed and acknowledged by an officer of the Corporation, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by an authorized officer, this 26th day of May, 2023.

PLX PHARMA INC.

By:	/s/ Natasha Giordano
Name:	Natasha Giordano
Title:	President and Chief Executive Officer